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Ford Motor Company June and Year to Date Sales Up 7%; Escape Sales Best Ever, While Fusion Posts June Record

•	Ford Motor Company's year-to-date U.S. sales through June increase 7 percent, totaling 1.14 million vehicles; June sales increase 7 percent from last year at 207,759 vehicles sold

•	Ford Escape sales increase 28 percent - the vehicle's best month ever; the all-new 2013 Escape is selling on dealer lots in less than five days

•	Ford Fusion sales in June increase 17 percent - the best June sales performance ever

•	Ford Explorer sales up 35 percent in June and 15 percent year to date

•	Ford F-Series sales top 50,000 - the best June sales performance in five years, with 55,025 pickups sold

DEARBORN, Mich., July 3, 2012 - Ford Motor Company's U.S. sales are up 7 percent so far this year, with 1.14 million vehicles sold. June sales also increased 7 percent from last year, with 207,759 vehicles sold.

Ford sales are increasing across the company's lineup - with cars up 3 percent, utilities up 9 percent and trucks up 9 percent year to date.

In June, the Ford Escape set an any-month record - with sales up 28 percent - while the Ford Fusion set a record for June. Ford Explorer sales were up 35 percent from last year, and F-Series sales are up 11 percent and topped 50,000 for the first June in five years.

“June was a good month for Ford and a particularly strong month for vehicles like Escape, Fusion, Explorer and F-Series,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “The new 2013 Escape also is off to a very strong start, with vehicles selling on dealer lots in less than five days - even topping the strong start of the new Explorer in 2010.”

Fusion has posted four months in a row of sales records, including its best June result ever with 24,433 vehicles sold - a 17 percent increase from last year. In the first half of this year, Fusion sales are up over last year's record first half by 4 percent, with 136,849 vehicles sold.

Other sales milestones in June: Explorer sales are up 35 percent; Edge sales are up 6 percent; and America's top-selling vehicle for 30 years, the F-Series, sold 55,025 pickups. F-Series remains America's number one selling vehicle in the first half of 2012.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.